Exhibit 21.1
Arbor Realty Trust, Inc.
List of Significant Subsidiaries

Name	Jurisdiction of Organization
Arbor Realty GPOP, Inc.	Delaware
Arbor Realty Limited Partnership	Delaware
ARSR Holdings, LLC	Delaware
Arbor Realty SR, Inc.	Maryland
Arbor Realty Commercial Real Estate Notes 2021-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2021-FL3 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2021-FL4 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2022-FL1 Ltd.	Cayman Islands
Arbor Realty Commercial Real Estate Notes 2022-FL2 LLC	Delaware
Arbor Q021 Investor LLC	Delaware
ARSR Alpine LLC	Delaware
Arbor Private Label, LLC	Delaware
ART Cardinal, LLC	Delaware
Arbor Private Investment LLC	Delaware
ARSR TRS Holdings LLC	Delaware